EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Excel Maritime Carriers Ltd. for the registration of Class A Common Stock, Preferred Shares, Debt Securities which may be guaranteed by one or more of Excel Maritime Carriers Ltd.'s subsidiaries, Warrants, Purchase Contracts and Units of an aggregate offering price, for all such securities, not exceeding $750 million, and the registration of securities offered by the selling securityholders listed therein, and to the incorporation by reference therein of our report dated March 9, 2010, except for the final paragraph of Note 1, the second paragraph under caption "Equity infusion" in Note 5 and Note 16(a), as to which the date is July 22, 2010, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd as of December 31, 2009 and for the year then ended, and our report dated March 9, 2010, with respect to the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd, both included in its Annual Report (Form 20-F/A) for the year ended December 31, 2009, filed with the Securities and Exchange Commission on July 22, 2010.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

August 5, 2010
Athens, Greece.